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INTEL CORPORATION

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Dear Stockholder –

By now you should have received our Notice of the 2013 Annual Stockholders’ Meeting and Proxy Statement (“Proxy Statement”). We are writing to you today to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we are requesting your support on Proposal 3, Advisory Vote to Approve Executive Compensation (the “Say on Pay Proposal”).

2012 proved to be an unusual year, as our current CEO, Paul Otellini, announced his intent to retire earlier than originally anticipated. This transition, which historically has happened once in a decade, necessitated a variety of compensation actions beyond our normal compensation program.

As you may know, Intel voluntarily adopted Say on Pay four years ago, before it was mandatory. Since then, stockholders have approved the advisory resolution each year by positive votes of 94% to 97%. Accordingly, we were surprised this year to learn that ISS had recommended against the proposal, and so we are taking this opportunity to highlight why we think that a vote in favor of the Say on Pay Proposal is appropriate and in the interests of our owners.

INTEL’S EXECUTIVE COMPENSATION HAS BEEN AND CONTINUES TO BE WELL-ALIGNED WITH STOCKHOLDERS’ INTERESTS

During 2012, the Compensation Committee of the Board maintained the key components of Intel’s annual compensation program: base salary, annual and semi-annual incentive cash payments, and annual equity awards reflecting a mix of variable performance-based restricted stock units (“OSUs”), time-based restricted stock units (“RSUs”), and stock options. These standard executive compensation packages at Intel are highly effective and highly aligned with stockholders’ interests given the substantial performance-based cash and equity components. For example, most of the cash to executives is through our annual cash incentive program, which calculates results based on net income growth, both absolute and relative to our peer group, and whether or not certain operational goals are achieved. For 2012, our CEO’s annual cash incentive dropped 19% relative to 2011, based on these calculations and the judgment of the Compensation Committee.

Track Record and the Importance of Stability and a Smooth CEO Transition

Intel has had an excellent track record of stability in our management ranks, largely because the Board and CEO have historically managed the CEO transitions proactively. Despite these efforts, during the last CEO transition in 2005, we nevertheless lost eight executives to other companies, including three who became CEOs, and seven more to retirement.

Intel Corporation
2200 Mission College Blvd.
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In order to avoid the loss of key executives and ensure continuity through the current transition process, the Compensation Committee concluded that it was in stockholders’ best interests to provide special awards to keep the team together during this critical period. In January 2012, the Board was in the midst of the succession planning process in anticipation of this transition likely occurring in 2016, when the current incumbent would have reached Intel’s mandatory CEO retirement age of 65.

Accelerated CEO Transition Heightened the Importance of Retention

The Compensation Committee understands the added importance to stockholder value of ensuring continuity, and made special equity awards in early 2012 to protect the stability of Intel’s management team. These awards consisted of the following:

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We provided retention awards to each of the NEOs – with the exception of Mr. Otellini – in the amount of $10 million. Vesting of these awards was structured to incentivize the NEOs – all of whom were potential CEO succession candidates – to stay through the critical first two years following the CEO transition and had a five-year vesting schedule. These awards were originally made in 2012 under the premise Mr. Otellini would retire at age 65 in 2016.

In November 2012, Paul Otellini announced to the Board that he planned to retire early, in May 2013, and the Compensation Committee acted to adjust the vesting schedule for the retention awards to four years from the original grant date in order to maintain a focus on the critical two-year post-transition timeframe (now 2013-2015). The specific performance objective of these grants is the retention of Intel’s senior leaders.

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The Compensation Committee also set up a “success equity” program with Mr. Otellini designed to focus on objectives that will ensure a smooth transition, including succession planning, with a $2 million target and a range of payouts from 0% to 200%. Transition and succession-related performance criteria were established at the start of fiscal year 2012 – before Mr. Otellini announced his intent to retire earlier than expected – to lay out the expectations of the Compensation Committee and the Board. At the end of 2012, the Compensation Committee rated his performance against these objectives and granted him $2 million in value – below the maximum potential payout of $4 million. This award was delivered in stock with post-retirement holding provisions to ensure an effective post-transition period after his departure and ensure alignment with stockholders’ interests.

COMPENSATION IS ALIGNED WITH YOUR INTERESTS

The special compensation that has resulted from this process caused ISS to perceive a disconnect in pay for performance. However, we believe that Intel’s compensation has been and continues to be well-aligned with stockholders’ interests. This is an exceptional period in Intel’s history given the transition to the newly-named CEO Brian Krzanich, and your Board firmly believes that it is in the stockholders’ best interests to promote management stability during this time of transition. The Board’s actions, including the special grants, demonstrate an orderly and considered process.

We assure you that the Board had stockholders’ interests at the top of its priority list when the Compensation Committee made the special awards outside of the normal executive pay program, with the goal of ensuring stability during an open process of exploration for Intel’s next CEO. The 2013 compensation granted to Mr. Krzanich as our new CEO and to our new President, Renée James, is at approximately the 25th percentile for such positions and follows our traditional design of tying executive compensation to performance.

We invite you to read the Proxy Statement for more information regarding the reasons for the Board’s recommendation, and urge you to vote “FOR” Proposal 3, Advisory Vote on Executive Compensation.